Exhibit 99.(d)(17)

SUB-ADVISORY AGREEMENT

Touchstone Controlled Growth with Income Fund

Touchstone Dynamic Diversified Income Fund

Touchstone Dynamic Global Allocation Fund

Each a series of

Touchstone Strategic Trust

This Sub-Advisory Agreement (the “Agreement”) is made as of November 23, 2015, between Touchstone Advisors, Inc. (the “Advisor”), and Wilshire Associates Incorporated (the “Sub-Advisor”).

WHEREAS, Touchstone Strategic Trust (the “Trust”) is a Massachusetts business trust organized pursuant to an Agreement and Declaration of Trust dated May 19, 1993, as amended, and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained by the Trust to provide investment advisory services with respect to the assets of the Touchstone Controlled Growth with Income Funds, the Touchstone Dynamic Diversified Income Funds, and the Touchstone Dynamic Global Allocation Funds (the “Funds”); and

WHEREAS, the Sub-Advisor also is an investment advisor registered under the Advisers Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish it with certain portfolio management services in connection with the Advisor’s investment advisory activities on behalf of the Funds, and the Sub-Advisor has agreed to furnish such services to the Advisor and the Funds;

NOW THEREFORE, in consideration of the terms and conditions set forth below, it is agreed as follows:

1.                                      Appointment of the Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Funds allocated to it by the Advisor (the “Funds Assets”), in conformity with the Funds’ currently effective registration statements, including their prospectuses and statements of additional information, as amended (collectively, the “Disclosure Documents”), and subject to the control and direction of the Advisor and the Trust’s Board of Trustees (the “Board”), for the period and on the terms set forth in this Agreement.  The Sub-Advisor accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation provided in Section 3 of this Agreement.  The Sub-Advisor shall at all times maintain its registration as an investment advisor under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal.  For purposes of this Agreement, the Sub-Advisor shall be deemed an independent contractor and shall, except as expressly provided or authorized by written Agreement with the Advisor, Funds, or Trust, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Funds.

2.                                      Duties of the Sub-Advisor.  The Sub-Advisor, directly or through a third party, will provide the following services and undertake the following duties:

a.                                      The Sub-Advisor will manage the investment and reinvestment of the Funds Assets, subject to and in accordance with the investment objectives, policies, and restrictions of the Funds communicated to the Sub-Advisor by the Advisor, and in conformity with the Funds’ currently effective Disclosure Documents and any written directions which the Advisor or the Trust’s Board may give pursuant to this Agreement.  In furtherance of the foregoing, the Sub-Advisor will make all determinations with respect to the investment of the Funds’ Assets and the purchase and sale of portfolio securities and shall take such steps or cause such steps to be taken as may be necessary or advisable to implement the same; provided that, the Advisor agrees and acknowledges (i) that Sub-Advisor shall engage the services of a third-party service provider to place all orders for the purchase and sale of exchange-traded funds on behalf of the Funds, (ii) Sub-Advisor shall follow the procedures attached as Exhibit B hereto with respect to allocations to the Touchstone Mutual Funds and (iii) other than (i) and (ii) of this sentence, Sub-Advisor shall not be responsible for any trading or execution duties.

b.                          As reasonably requested the Sub-Advisor will render regular reports to the Trust’s Board and to the Advisor (or such other service providers as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor).  Such reports shall be made in such form and manner and with respect to such matters regarding the Funds and the Sub-Advisor as the Trust or the Advisor shall reasonably request; provided, however, that in the absence of extraordinary circumstances, the individual primarily responsible for management of Funds Assets for the Sub-Advisor will not be required to attend in-person more than one meeting per year with the Trust’s Board.

c.                           The Sub-Advisor may utilize the services of a third-party service provider to research and vote proxies on its behalf and on behalf of the Funds.

d.                          The Sub-Advisor shall not have custody of any of the Funds Assets and is not authorized to provide the Funds with legal or tax advice or to engage the Funds in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Advisor shall promptly forward any notices it receives relating to class action claims to the Funds’ custodian or other duly designated Funds agent.  The Sub-Advisor shall assist the custodian or other duly designated Funds agent in evaluating such securities class action claims, as reasonably requested in writing (provided that in so doing the Sub-Advisor shall not incur any extraordinary costs), but the Sub-Advisor will not be responsible for filing such claims.  The Advisor acknowledges that the Funds’ custodian or other duly designated Funds agent will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Funds.

e.                           The Sub-Advisor may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect to the Funds Assets with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or its affiliates, if, in the Sub-Advisor’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Funds.  In forming this judgment the Sub-Advisor shall consider the selling or purchase price, brokerage commissions, and other expenses.  In the event that a purchase or sale of the Funds Assets occurs as part of any aggregate sale or purchase order, the objective of the Sub-Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Funds and other accounts in a fair and equitable manner.

f.                            Whenever the Funds and one or more other investment advisory clients of the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub-Advisor to be fair and equitable to each.  Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Funds.

g.                           The Sub-Advisor will not arrange purchases or sales of securities between the Funds and other accounts advised by the Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Funds’ policies and procedures, (b) the Sub-Advisor determines the purchase or sale is in the best interests of the Funds, and (c) the Funds’ Board has approved these types of transactions.

h.                          The Sub-Advisor shall promptly notify the Advisor if the Sub-Advisor reasonably believes that the value of any security held by the Funds and reflected on the books and records of the Funds may not reflect fair value. The Sub-Advisor agrees to provide any pricing information of which the Sub-Advisor is aware and permitted to share with such parties to the Advisor and any Funds pricing agent to assist in the determination of the fair value of any Funds holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Funds’ adopted valuation procedures, which may be amended by the Board.  Notwithstanding the foregoing, the parties recognize that the Sub-Advisor is not an official pricing source and has no responsibility for calculating the Funds’ net asset value.

i.                              Regulatory Compliance.

(i)                                     The Sub-Advisor will comply in all material respects with applicable federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment advisor providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

(ii)                                  The Sub-Advisor shall cause the Funds to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

(iii)                               The Sub-Advisor will cooperate fully with the Trust’s Chief Compliance Officers in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv)                              Subject to the Advisor’s supervision, the Sub-Advisor will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to securities held for the account of the Funds.

(v)                                 The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”). The Sub-Advisor will provide its code of ethics to the Advisor and the Funds.  The Sub-Advisor shall ensure that its Access Persons (as defined in the Sub-Advisor’s Code of Ethics) comply in all material respects with the Sub-Advisor’s Code of Ethics, as in effect.  Upon request, the Sub-Advisor shall provide the Funds with (i) a copy of the Sub-Advisor’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor’s Code of Ethics. No less frequently than annually, the Sub-Advisor shall furnish to the Funds and the Advisor a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Sub-Advisor’s Code of Ethics. The Sub-Advisor shall promptly respond to any requests for information from the Advisor as to violations of the Sub-Advisor’s Code of Ethics by Access Persons and the sanctions imposed by the Sub-Advisor.  The Sub-Advisor shall promptly notify the Advisor of any material violation of the Sub-Advisor’s Code of Ethics, whether or not such violation relates to a security held by the Funds.

(vi)                              The Sub-Advisor shall promptly notify the Trust’s Chief Compliance Officer and Advisor upon detection of (i) any material failure by

Sub-Advisor to manage the Funds in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Advisor’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Sub-Advisor) by the Sub-Advisor.  In addition, the Sub-Advisor shall provide a quarterly report regarding its compliance with applicable law, including but not limited to the 1940 Act and the Code, and the Funds’ and the Advisor’s investment objectives policies, guidelines, or procedures as applicable to the Sub-Advisor’s obligations under this Agreement. The Sub-Advisor acknowledges and agrees that the Advisor may, in its sole discretion, provide such quarterly compliance certifications to the Board.  The Sub-Advisor agrees to correct any such failure promptly and to take any action that the Board or the Advisor may reasonably request in connection with any such breach. The Sub-Advisor shall also provide the officers of the Trust with supporting certifications in connection with certifications of the Funds’ financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.  The Sub-Advisor will promptly notify the Trust in the event: (i) the Sub-Advisor is served or otherwise receives notice of any action, suit or proceeding, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Funds are a member of the plaintiff class by reason of the Funds’ ownership of shares in the defendant); the compliance by the Sub-Advisor with the federal or state securities laws in connection with the services provided to the Funds under this Agreement would be likely, in the reasonable determination of the Sub-Advisor in respect of the period beginning on the date of such determination and the subsequent sixty calendar days, to have a material and adverse impact on the ability of the Sub-Advisor to fulfill its duties hereunder; or (iii) the controlling stockholder of the Sub-Advisor changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(vii)                           The Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Funds’ Assets advised by the Sub-Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian, or transfer agent appointed by the Funds), and relating to its responsibilities under this Agreement. The Sub-Advisor shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Funds Books and Records”).  The Funds Books and Records shall be available to the Advisor and the Board, which shall be delivered upon request to the Trust, at the Advisor’s expense, upon the termination of this Agreement and shall be available for telecopying without delay during any day that the Funds are open for business.  The Sub-Advisor may retain a copy of the Funds’ Books and Records for its own recordkeeping purposes.

j.                             The Sub-Advisor shall provide limited support to the Advisor with respect to the marketing of the Funds, including but not limited to:  (i) permission to use the Sub-Advisor’s name as provided in Section 6 of this Agreement; (ii) permission to use the past performance and investment history of the Sub-Advisor with respect to a composite of Funds managed by the Sub-Advisor that are comparable, in investment objective and composition, to the Funds; (iii) access to the individual(s) responsible for day-to-day management of the Funds for marketing conferences, teleconferences, and other activities involving the promotion of the Funds, subject to the reasonable request of the Advisor; and (iv) permission to use biographical and historical data of the Sub-Advisor and individual portfolio manager(s) solely in the form and substance as provided to Advisor by Sub-Advisor.

k.                          The Sub-Advisor will, in the name of the Funds, directly or through a third-party, place orders for the execution of all portfolio transactions in accordance with the policies set forth in the Funds’ Disclosure Documents.  When placing orders with brokers and dealers, the Sub-Advisor’s primary objective shall be to obtain the most favorable price and execution available for the Funds, and in placing such orders the Sub-Advisor may consider a number of factors, including, without limitation, the overall direct net economic result to the Funds (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range); the financial strength and stability of the broker; the efficiency with which the transaction will be effected; the ability to effect the transaction at all where a large block is involved; and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future.  Consistent with the Conduct Rules of the Financial Industry Regulatory Authority, and subject to seeking most favorable price and execution and compliance with Rule 12b-1(h) under the 1940 Act, the Sub-Advisor may select brokers and dealers to execute portfolio transactions of the Funds that promote or sell shares of the Funds.  The Sub-Advisor is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act), to pay a broker or dealer who provides research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction.  This excess payment (often referred to as “soft dollar” payments) in recognition of such additional research services rendered by the broker or dealer shall only be made if the Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Advisor’s overall responsibilities with respect to discretionary accounts that it manages, and that the Funds derives or will derive a reasonable benefit from such research services.  The Sub-Advisor will present a written report to the Board, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.

l.                              The Sub-Advisor shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust of any material decrease in coverage.  Furthermore, the Sub-Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

n.                          The Sub-Advisor will bear its expenses of providing services to the Funds pursuant to this Agreement except such expenses as are expressly undertaken by the Advisor or the Funds.

o.                          The Advisor and Sub-Advisor acknowledge and agree that the Sub-Advisor shall be required to provide only the services expressly described in this Agreement, and shall have no responsibility to provide any other services to the Advisor or the Portfolio except as required by law.  The Advisor shall remain responsible for the Funds overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws and regulations.

p.                        The Advisor agrees to provide the Sub-Advisor with such assistance as may be reasonably requested by the Sub-Advisor in connection with its activities under this Agreement, including, without limitation, information concerning the Funds; its cash available, or to become available, for investment; and generally as to the conditions of the Funds or its affairs.

q.                        The Advisor will provide the Sub-Advisor with reasonable advance notice of, and the opportunity to comment on, any change in the Funds investment objectives, investment policy risks, and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust or the Advisor that may affect the Sub-Advisor’s management of the Funds.  The Sub-Advisor shall, in the performance of its duties and obligations under this Agreement, manage the Funds Assets in compliance with such changes following reasonable notice of the effectiveness of such changes from the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of any amendments or supplements to the Disclosure Documents. The Advisor acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Funds.

r.                           The Advisor acknowledges and agrees that the Sub-Advisor does not guarantee or make any representations with respect to the future performance or any specific level of performance for the Funds Assets, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor’s overall management of the Funds Assets.  The Advisor acknowledges and agrees that investment decisions made with regard to the Funds Assets by the Sub-Advisor are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Funds.  Additionally, there may be loss or depreciation of the value of the Funds Assets because of fluctuation of market values.  These and all other material risks will be disclosed in the Funds’ Disclosure Documents by the Advisor.

3.                                      Compensation of the Sub-Advisor.

a.                                      As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee as set forth in Exhibit A; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor.  Such fee shall be computed and accrued daily and paid monthly in arrears within thirty (30) days of month-end.  If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 13.a of this Agreement, the compensation to the Sub-Advisor shall be prorated.  For purposes of calculating the Sub-Advisor’s fee, the daily value of the Funds Assets shall be computed by the same method as the Trust uses to compute the Funds’ net asset value for purposes of purchases and redemptions of shares.

4.                                      Ongoing Reporting of the Sub-Advisor.

a.                                      Financial Reporting. The Sub-Advisor will report to the Board (at regular quarterly meetings and at such other times as the Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2b of this Agreement): (i) the financial condition and financial prospects of the Sub-Advisor, (ii) the nature and amount of transactions that may be reasonably expected to effect the Funds that involve the Sub-Advisor and its affiliates, (iii) information regarding any potential conflicts of interest arising by reason of the Sub-Advisor’s continuing provision of advisory services to the Funds and to its other accounts, and (iv) such other information including but not limited to the performance of the specific strategy used to manage the Funds Assets and the capacity of the Sub-Advisor as it relates to the continuing ability of the Sub-Advisor to accept additional cash flow from the Advisor into the Funds.  Upon request by the Advisor or the Board, the Sub-Advisor agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Funds, with respect to the Funds and to the Sub-Advisor’s other clients.

The Sub-Advisor will annually provide the Advisor with the Sub-Advisor’s financial statements, unless the Funds’ Board requests reports on a more frequent basis.  For purposes of this paragraph 4(a), “financial statements” shall include the Sub-Advisor’s balance sheet, income statement, and notes to the financial statements.

b.                                      Key Personnel Reporting.  The Sub-Advisor agrees to promptly notify the Advisor upon becoming aware of any incapacity, resignation, termination, or other material change of any portfolio manager of the Funds.

5.                                      Representations of the Advisor and the Trust.  The Advisor represents that: (a) the Advisor has been duly appointed by the Board to provide investment services to the Funds Assets as contemplated in this Agreement; (b) the Advisor has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Trust or its property; (c)  the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Advisor to procure the Sub-Advisor to enter into such transactions on the Trust’s and Funds’ behalf; (d) the Advisor’s decision to appoint the Sub-Advisor was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Funds’ investment or trading activities; (e) the Advisor will deliver to the Sub-Advisor a true and complete copy of the Funds’ Disclosure Documents, such other documents or instruments governing the investments of Funds Assets, and such other information as is necessary for the Sub-Advisor to carry out its obligations under this Agreement and shall continue to deliver any updates to such documents as long as this Agreement is effective; and (f) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6.                                      Use of Names.

a. Neither the Advisor nor the Trust shall use the name of the Sub-Advisor in any prospectus, sales literature, or other material relating to the Advisor or the Trust in any manner not approved in advance in writing by the Sub-Advisor; provided, however, that the Sub-Advisor will approve all uses of its name which merely refer in accurate terms to its appointment or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.

b. The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Advisor as the Funds’ Sub-Advisor under this Agreement or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld.

c. Upon termination of this Agreement in accordance with Section 13, the Advisor shall cease using any references to the Sub-Advisor in Funds and Advisor documents unless such reference is required by law.  Similarly, the Sub-Advisor shall cease using any references to the Advisor or Funds in any documents unless such reference is required by law. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

7.                                      Liability of the Sub-Advisor.  Neither Sub-Adviser nor any of its shareholders, officers, agents or employees shall have any liability to Advisor, the Funds or any shareholder of the Funds for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, other than for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.  The Sub-Advisor shall indemnify and hold harmless the Advisor and all its affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Sub-Advisor Indemnitees”) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”) incurred by reason of or arising out of any actual material misstatement or omission in the Funds’ registration statement(s), any proxy statement, or any communication to current or prospective investors the Funds, made by Sub-Adviser and provided to Adviser or the Funds by Sub-Adviser.

8.                              Liability of the Advisor.  The Advisor shall indemnify and hold harmless the Sub-Advisor and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Advisor Indemnitees”) against any and all direct Losses incurred by reason of or arising out of: (a) the Advisor being in material violation of any applicable federal or state law, rule, or regulation; (b) the Advisor’s willful misfeasance, bad faith, gross negligence, or its reckless disregard of its obligations and duties under this Agreement or (c) arises out of or is based upon any material breach of any of the representations, warranties, covenants or obligations of the Advisor with respect to this Agreement.

9.                                      Liability of the Funds.  The Trust on behalf of each of the Funds shall indemnify and hold harmless the Sub-Advisor and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Advisor Indemnitees”) against any and all direct Losses incurred by reason of or arising out of the performance by the Sub-Advisor of its duties hereunder, except to the extent that such Losses (a) arise directly out of any actual material misstatement or omission in the Funds’ registration statement(s), any proxy statement, or any communication to current or prospective investors the Funds, made by Sub-Adviser and provided to Adviser or the Funds by Sub-Adviser, or (b) result from the willful misfeasance, bad faith, or gross negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.                               Limitation of Trust’s Liability.  The Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust.  The Sub-Advisor agrees that (i) the Trust’s obligations to the Sub-Advisor under this Agreement shall be limited in any event to the Funds Assets and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Funds, other than the Advisor, nor from any Trustee, officer, employee, or agent of the Trust.

11.                               Force Majeure.  The Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply.  In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take all reasonable steps to minimize service interruptions.

12.                               Confidentiality.  Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities that are either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (collectively, the “Confidential Information”).  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a commercially reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except:  (a) to its employees, directors, officers, legal advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three years following the expiration or termination of this Agreement.

Notwithstanding any other provision of this Agreement, Advisor acknowledges that in the ordinary course of Sub-Advisor’s business, Sub-Advisor evaluates and makes recommendations with respect to investment managers (“Manager Evaluations”) and agrees that Sub-Advisor may use and disclose any information regarding Advisor or the Funds in Sub-Advisor’s possession, including without limitation Confidential Information, in connection with such Manager Evaluations.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

13.                               Renewal, Termination and Amendment.

a.                                      This Agreement shall continue in effect, unless sooner terminated under this Agreement, through November 23, 2017; and it shall thereafter continue for successive annual terms provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities of the Funds or (ii) by vote of a majority of the Trust’s

Board including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

b.                                      This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than 60-day nor less than 30-day prior written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Advisor; (ii) by the Sub-Advisor upon not less than 60-day prior written notice delivered or mailed by registered mail, postage prepaid, to the Advisor; or (iii) by the Trust, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Funds.  This Agreement shall terminate automatically in the event of its assignment (as such term is defined in the 1940 Act).

c.                                       This Agreement may be amended at any time by the parties, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Funds affected by such change.

d.                                      The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

14.                               Severability.  If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

15.                               Notice.  Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail.  Until further notice to the other party, it is agreed that the addresses of the Trust and the Advisor for this purpose shall be 303 Broadway, Suite 1100, Cincinnati, Ohio 45202 and that the address of the Sub-Advisor shall be 1299 Ocean Avenue, Suite 700 Santa Monica, CA 90401, Attn: General Counsel.

16.                               Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the Agreement provisions or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.                               Entire Agreement.  This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to the Agreement’s subject matter.

18.                               Customer Notification.  By executing this Agreement, the Advisor acknowledges that as required by the Advisers Act the Sub-Advisor has supplied to the Advisor and the Trust copies of the Sub-Advisor’s Form ADV with all exhibits and attachments (including the Sub-Advisor’s statement of financial condition) and will promptly supply to the Advisor copies of all amendments or restatements of such document.  Otherwise, the Advisor’s rights under federal law allow termination of this contract without penalty within five business days after entering into this contract.  U.S. law also requires the Sub-Advisor to obtain, verify, and record information that identifies each person or entity that opens an account.  The Sub-Advisor will ask for the Trust’s legal name, principal place of business address, and Taxpayer Identification or other identification number, and may ask for other identifying information.

Signatures on next page.

The parties’ duly authorized officers have signed and delivered this Agreement as of the date first above written.

TOUCHSTONE ADVISORS, INC.

/s/ Tim Paulin		/s/ Terrie Wiedenheft
Name:	Tim Paulin	Name:	Terrie Wiedenheft
Title:	VP	Title:	CFO + COO

TOUCHSTONE STRATEGIC TRUST on behalf of the Funds, solely with respect to Section 9 of the Agreement

/s/ Tim Paulin
Name:	Tim Paulin
Title:	VP

WILSHIRE ASSOCIATES INCORPORATED

/s/ Jason Schwartz
Name:	Jason Schwartz
Title:	President, Wilshire Funds Management

EXHIBIT A

Compensation pursuant to Paragraph 3 of this Agreement shall be calculated in accordance with the following schedule:

Name of Series	Average Daily Net Assets	Annual Fee Rate
Touchstone Controlled Growth with Income Fund	$0 to $250 Million	XX	%
	$250 Million to $500 Million	XX	%
	$500 Million to $750 Million	XX	%
	$750 Million to $1 Billion	XX	%
	$1 Billion to $2 Billion	XX	%
	Over $2 Billion	XX	%
Touchstone Dynamic Diversified Income Fund	$0 to $250 Million	XX	%
	$250 Million to $500 Million	XX	%
	$500 Million to $750 Million	XX	%
	$750 Million to $1 Billion	XX	%
	$1 Billion to $2 Billion	XX	%
	Over $2 Billion	XX	%
Touchstone Dynamic Global Allocation Fund	$0 to $250 Million	XX	%
	$250 Million to $500 Million	XX	%
	$500 Million to $750 Million	XX	%
	$750 Million to $1 Billion	XX	%
	$1 Billion to $2 Billion	XX	%
	Over $2 Billion	XX	%

On an ongoing basis, there will be a minimum annual fee of $XX due to the Sub-Advisor from the Advisor.  If as of the end of the last billing month of a year, as determined by the commencement of the Funds’ operations under this Agreement, the total fees paid to the Sub-Advisor have been less than the minimum annual fee in that contract year, the difference between the amount paid and the minimum annual fee shall be due and payable as of the last day of the year. For the avoidance of doubt, the minimum annual fee will be calculated with respect to the total sub-advisory fees paid to the Sub-Advisor from the Advisor for its sub-advisory services with respect to the Funds and any other Touchstone funds sub-advised by the Sub-Advisor going forward.

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